EXHIBIT 5.01 OPINION & CONSENT OF COUNSEL






                                 April 17, 1998


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

         RE:      Registration Statement on Form SB-2
                  Under the Securities Act of 1933
                  File No. 333-43379 (the "Registration Statement")

Gentlemen:

         I have acted as counsel for JVWeb, Inc., a Delaware corporation (the "Company"), in connection with the registration (pursuant to the Registration Statement) of 350,000 shares (the "Outstanding Shares") of the common stock, par value $.01 per share of the Company (the "Common Stock"), 1,500,000 Class A Warrants to purchase shares of Common Stock, 3,000,000 Class B Warrants to purchase shares of Common Stock, 3,000,000 Class C Warrants to purchase shares of Common Stock, and the shares of Common Stock underlying the foregoing warrants. In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1.       Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3. Warrant Agreement between the Company and American Stock Transfer & Trust Company creating the Class A Warrants, the Class B Warrants and the Class C Warrants;

         4. The Registration Statement, together with all exhibits attached thereto;

         5. The records of corporate proceedings relating to the issuance of the Common Stock and the creation of the Class A Warrants, the Class B Warrants and the Class C Warrants; and

         6. Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

         Based  on  the  foregoing,   and  having  due  regard  for  such  legal
considerations as I believe relevant, I am of the opinion that:

         1.       The  Outstanding  Shares  and the Class A  Warrants  were duly
                  authorized  and  validly  issued,   and  are  fully  paid  and
                  non-assessable.

         2. The Class B Warrants, the Class C Warrants and the shares of Common Stock to be issued upon exercise of the Class A Warrants, the Class B Warrants or the Class C Warrants were duly authorized, and (when issued as described in the Registration Statement) will be validly issued, fully paid and non-assessable.

         I hereby  consent to the filing of this opinion with the  Commission as
Exhibit 5.1 to the Registration Statement.


                                         Very truly yours,

                                       /S/ Randall W. Heinrich

                                         Randall W. Heinrich